EXHIBIT 99

                               NASDAQ SYMBOL: LASE


                   LASERSIGHT COMPLETES IBM PATENT ACQUISITION

St. Louis, MO -- September 2, 1997 -- (NASDAQ: LASE) - LaserSight Incorporated today said it has completed its previously announced purchase of the patent portfolio from International Business Machines Corporation (NYSE: IBM) relating to the use of ultraviolet light for laser vision correction, as well as all non-ophthalmic applications. These acquired patents represent fundamental claims in 13 countries including the United States.

With the purchase of these patents LaserSight has acquired the IBM patent license agreements of Summit Technologies, Inc. (NASDAQ: BEAM) and VISX Incorporated (NASDAQ: VISX), the two partners of Pillar Point Partners. A license to these IBM patents is necessary for companies desiring to enter the US laser vision correction market regardless of their license status with Pillar Point Partners.

"This is a monumental acquisition for LaserSight and puts us in a highly strategic patent position," said Michael R. Farris, chief executive officer of LaserSight. "Unlike contested patents which relate only to the laser vision correction industry and are limited to corneal reshaping, the IBM patents we have acquired encompass fundamental technology for human tissue ablation. The primacy of these patents is evidenced by negotiations underway and inquiries we have regarding licensing from major medical device manufacturers."

In addition to the royalties from licenses acquired and new licenses issued, LaserSight now holds the right to pursue claims for all past infringement of the IBM patent portfolio. Unlicensed medical device manufacturers engaged in the manufacture or sale, internationally or domestically, of ultraviolet laser devices may now be subject to claims by LaserSight. Moreover, LaserSight has the right to assert the blocking nature of the portfolio claims against competing tissue-specific ablation claims.

The Company financed the transaction through a Regulation D private placement of $16 million of its convertible preferred stock to accredited investors. The preferred stock is convertible into common stock at any time at a conversion price equal to the lower of $6.68 per share or the average of the three lowest closing bid prices during a 20- or 30-trading day period preceding the conversion date. Any preferred shares remaining unconverted on the third anniversary of the closing will automatically be converted into common stock on that date. The investors also received warrants to purchase 750,000 shares of LaserSight stock at a price of $5.91 per share at any time during the next five years. Up to 70 percent of the preferred stock is redeemable by the Company at a premium over its face amount. All of the preferred stock is redeemable at a 25 percent premium over its face amount at the option of the holders but only in certain events of default by the Company, including if the Company does not receive shareholder approval of the transaction within 120 days.

LaserSight Incorporated is a holding company with operating subsidiaries engaged in the business of laser manufacturing and international sales, third-party managed vision care administration, ophthalmic practice management, and health and vision care consulting services. This press release contains forward-looking statements regarding future events and future performance of the Company which involve risks and uncertainties that could materially affect actual results. Investors should refer to documents the Company files from time to time with the Securities and Exchange Commission for a description of certain factors which could cause actual results to vary from current expectations and the forward-looking statements contained in this press release. Such filings include, without limitation, the Company's Form 10-K, Form 10-Q and Form 8-K reports.

For additional information please contact:  Marti Benfield,
                                            Manager, Investor Relations
                                            LaserSight Incorporated
                                            (314) 469-3220